Exhibit 99.2

Vivint Announces Pricing of its Offering of New Senior Notes

Provo, UT – July 1, 2021 – Vivint Smart Home, Inc. (the “Company”) today announced that its wholly owned subsidiary, APX Group, Inc., priced its offering of $800.0 million aggregate principal amount of senior notes (the “Notes”) in a private placement. The Notes will bear interest at 5.75% per annum and are due in 2029. The Notes offering is expected to close on July 9, 2021, subject to (i) the satisfaction and discharge of the Redeemed Notes (as defined below), (ii) the refinancing of the Company’s existing revolving credit facility and term loan facility (the “Existing Credit Facilities”), (iii) the entry into a new $350.0 million senior secured revolving credit facility and a new $1,350.0 million senior secured first lien term loan facility maturing in July 2028 (the “New Senior Secured Credit Facilities”) and (iv) other customary closing conditions.

The Company intends to use the net proceeds from the Notes offering, together with the borrowings under the New Senior Secured Credit Facilities and cash on hand, to (i) redeem all $677.0 million of its outstanding 7.875% Senior Secured Notes due 2022 (the “2022 Notes”), (ii) redeem all $400.0 million of its outstanding 7.625% Senior Notes due 2023 (the “2023 Notes”), (iii) redeem all $225.0 million of its outstanding 8.500% Senior Secured Notes due 2024 (the “2024 Notes” and together with the 2022 Notes and the 2023 Notes, the “Redeemed Notes”), (iv) repay amounts outstanding, and to terminate all commitments, under its Existing Credit Facilities and (v) pay the related redemption premiums and all fees and expenses related thereto. The redemption of the Redeemed Notes is conditioned on the consummation of one or more refinancing transactions by the Company yielding net proceeds sufficient to (i) pay the redemption prices on the 2022 Notes and the 2024 Notes on July 24, 2021, (ii) pay the redemption price on the 2023 Notes on September 1, 2021, and (iii) repay indebtedness outstanding under the Company’s Existing Credit Facilities. No assurances may be given that these refinancing transactions will be completed on the timeline, in the amount, or on the terms presently contemplated by the Company or at all.

The Notes to be offered have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The Notes may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The Notes will be offered, by the initial purchasers, only to persons reasonably believed to be “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain non-U.S. persons in offshore transactions in reliance on Regulation S.

This press release is being issued pursuant to Rule 135(c) under the Securities Act, and it does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

Nothing in this press release constitutes a notice of redemption of the 2022 Notes, the 2023 Notes or the 2024 Notes.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the use of words such as “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates” or “intends” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks, uncertainties and assumptions including, among others, the duration and scope of the COVID-19 pandemic; actions governments, the Company’s counterparties, and the Company’s customers or potential customers take in response to the COVID-19 pandemic; the impact of the pandemic and actions taken in response to the pandemic on the global economies and economic activity; the pace of recovery when the COVID-19 pandemic subsides; the impact of the COVID-19 pandemic on the Company’s liquidity and capital resources, including the impact of the pandemic on the Company’s customers and timing of payments, the sufficiency of credit facilities, and the Company’s compliance with lender covenants; the ineffectiveness of steps the Company takes to reduce operating costs; risks of the smart home and security industry, including risks of and publicity surrounding the sales, subscriber origination and retention process; the highly competitive nature of the smart home and security industry and product introductions and promotional activity by the Company’s competitors; litigation, complaints, product liability claims and/or adverse publicity; the impact of changes in consumer spending patterns, consumer preferences, local, regional, and national economic conditions, crime, weather, demographic trends and employee availability; adverse publicity and product liability claims; increases and/or decreases in utility and other energy costs; increased costs related to utility or governmental requirements; cost increases or shortages in security and smart home technology products or components; the introduction of unsuccessful new Smart Home Services; privacy and data protection laws, privacy or data breaches, or the loss of data; the impact to the Company’s business, results of operations, financial condition, regulatory compliance and customer experience of the Vivint Flex Pay plan and the Company’s ability to compete in retail sales channels; risks related to the Company’s exposure to variable rates of interest with respect to the Company’s revolving credit facility and term loan facility; and the Company’s inability to develop and maintain effective internal control over financial reporting. In addition, the origination and retention of new subscribers will depend on various factors, including, but not limited to, market availability, subscriber interest, the availability of suitable components, the negotiation of acceptable contract terms with subscribers, local permitting, licensing and regulatory compliance, and the Company’s ability to manage anticipated expansion and to hire, train and retain personnel, the financial viability of subscribers and general economic conditions. Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of the Annual Report on Form 10-K/A of the Company for the fiscal year ended December 31, 2020, filed with the SEC, as such factors may be updated from time to time in the Company’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact:

Nate Stubbs

VP, Investor Relations

801-221-6724

ir@vivint.com

Source: Vivint Smart Home, Inc.

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